Exhibit 99.1

JONES ENERGY, INC. COMPLETES ANADARKO BASIN ACQUISITION

Austin, TX — August 26, 2016 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or the “Company”) today announced the closing of its previously announced acquisition of producing and undeveloped oil and gas assets in the Anadarko Basin for an as-adjusted closing purchase price of $26.3 million, subject to customary post-closing adjustments.  The Company funded the acquisition with cash on hand.

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko and Arkoma basins of Texas and Oklahoma.

Investor Contacts:

Cathleen King, 512-493-4834

Investor Relations

Or

Robert Brooks, 512-328-2953

Executive Vice President & CFO